Exhibit 10.9

MIDERA FOOD PROCESSING, INC.

2026 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [DATE] (the “Date of Grant”) is entered into by and between Midera Food Processing, Inc., a Delaware corporation (the “Company”) and           (the “Grantee” and, together with the Company, the “Parties”).

RECITALS

Pursuant to the Midera Food Processing, Inc. 2026 Long-Term Incentive Plan (the “Plan”), the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Committee”), as the administrators of the Plan, have determined to grant to the Grantee Performance Stock Units (the “PSUs”) that will settle in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to the vesting, restrictions and other terms and conditions set forth herein, and hereby grants such PSUs. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

NOW, THEREFORE, the Parties hereto agree as follows:

1.  Grant of PSUs. The Company hereby grants to the Grantee a target number of PSUs equal to [●] (as adjusted in accordance with Schedule A, the “Grant”), pursuant to the terms and conditions of this Agreement, Schedule A hereto and the Plan, of which [●] PSUs at target shall be subject to performance-vesting related to the Company’s adjusted earnings per share growth pursuant to Section 2(a) of this Agreement and Schedule A hereto (the “Adjusted EPS Performance Stock Units”), and of which [●] PSUs at target shall be subject to performance-based vesting related to the Company’s average return on invested capital pursuant to Section 2(b) of this Agreement and Schedule A hereto (the “ROIC Performance Stock Units”). The PSUs will also be subject to the Company’s relative total shareholder return percentile rank for the Performance Period. Each PSU represents the right to receive one (1) share of Common Stock under the terms and conditions of this Agreement. The Grant hereunder is subject to and conditioned upon the Grantee’s execution and delivery of the Confidentiality, Assignment of Business Ideas and Non-Competition Agreement in the form attached here to as Schedule B (the “Confidentiality Agreement”); provided, however, if the Grantee has previously executed a Confidentiality Agreement, the Grantee hereby ratifies and confirms such agreement.

2.  Performance-Based Vesting.

(a)  Adjusted EPS Performance Stock Units. In accordance with Schedule A hereto, a number of Adjusted EPS Performance Stock Units shall vest on the date the Committee determines the level of achievement of the Company’s adjusted earnings per share growth for the Performance Period as modified based on the Company’s relative total shareholder return percentile rank for the Performance Period, subject to the Grantee’s continued employment with the Employer through the applicable vesting date, except as provided in Section 3(b) of this Agreement. Subject to Section 3(b) of this Agreement, any Adjusted EPS Performance Stock

Units that do not become vested as of the applicable vesting date, in accordance with Schedule A, as determined by the Committee, shall be forfeited to the Company without payment of any consideration therefor.

(b)  ROIC Performance Stock Units. In accordance with Schedule A hereto, a number of ROIC Performance Stock Units shall vest on the date the Committee determines the level of achievement of the Company’s ROIC goal for the Performance Period (as defined on Schedule A hereto), as modified based on the Company’s relative total shareholder return percentile rank for the Performance Period (the date of the Committee’s determination for each performance goal, the “vesting date”), subject to the Grantee’s continued employment with the Employer through the applicable vesting date, except as provided in Section 3(b) of this Agreement. Subject to Sections 3(b) of this Agreement, any ROIC Performance Stock Units that do not become vested as of the applicable vesting date, in accordance with Schedule A, as determined by the Committee, shall be forfeited to the Company without payment of any consideration therefor.

(c)  Adjustment. The number of PSUs set forth in Section 1 above are subject to adjustment in accordance with the terms of this Agreement and the Plan.

(d)  Notification. The Company shall promptly notify the Grantee of the Committee’s determination of achievement of the performance goals applicable to the PSUs pursuant to Sections 2(a) and 2(b) of this Agreement.

3.  Cessation of Employment; Change of Control.

(a)  Forfeiture. If the Grantee’s employment with the Employer terminates for any reason other than those set forth in Section 3(b) of this Agreement, then (i) all rights of the Grantee with respect to the PSUs that have not vested shall immediately terminate, (ii) any such unvested PSUs and all rights therein shall be forfeited without payment of any consideration, and (iii) neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested PSUs.

(b)  Prorated Vesting upon Certain Terminations of Employment. If the Grantee’s employment is terminated prior to the end of the Performance Period (A) by the Employer for reasons other than Cause (as defined in this Agreement or the Grantee’s employment agreement, if applicable), or (B) if applicable, pursuant to the Grantee’s employment agreement or participation in the Midera Food Processing, Inc. Executive Severance Plan, by the Grantee for Good Reason (as defined therein), then:

(i)  the PSUs shall vest upon the end of the Performance Period in an amount equal to the total number of PSUs granted pursuant to this Agreement that would vest based upon the actual level of performance achieved in accordance with Schedule A hereto measured through the end of the Performance Period, and pro-rated for the number of days during the Performance Period which the Grantee was employed beginning on the commencement date of the Performance Period and ending on such date of termination. Upon the end of the Performance Period, any PSUs awarded above the amount that becomes vested pursuant to this Section 3(b)(i) will be forfeited to the Company without payment of any consideration therefor. For purposes of this Section 3(b)(i), a termination of employment by the Employer for reasons other than Cause shall include a termination due to death or Disability of the Grantee.

(ii)  if such termination occurs within twenty-four (24) months following the effective date of a Change of Control, the foregoing provisions of Section 3(b)(i) shall not apply, and instead, a number of PSUs will immediately vest in an amount equal to the greater of (A) the number of PSUs that would vest assuming achievement of performance goals at the target level of performance as set forth on Schedule A hereto, or (B) the number of PSUs that would otherwise vest based on actual performance measured immediately prior to the Change of Control, as determined by the Committee in accordance with Schedule A hereto. Upon such Change of Control, any PSUs awarded above the amount that becomes vested pursuant to this Section 3(b)(ii) will be forfeited to the Company without payment of any consideration therefor. For purposes of this Section 3(b)(ii), a termination of employment by the Employer for reasons other than Cause shall not include a termination due to death or Disability of the Grantee (and such termination shall be treated in the manner described in Section 3(b)(i) above).

4.  Voting and Dividend Equivalent Rights. The Grantee shall have no rights of a stockholder (including the right to distributions or dividends) until shares of Common Stock are delivered to the Grantee following vesting of the PSUs in accordance with Section 5 hereof.

5.  Delivery of Stock.

(a)  Any shares of Common Stock in respect of PSUs that have vested in accordance with Schedule A of this Agreement shall be delivered to the Grantee by no later than thirty (30) business days following the applicable vesting date. No physical certificates evidencing the shares of Common Stock delivered in settlement of vested PSUs will be delivered to the Grantee. Instead, the shares of Common Stock delivered in settlement of vested PSUs will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company.

(b)  By accepting the PSUs, the Grantee agrees not to sell shares of Common Stock delivered in settlement of any vested PSUs at a time when applicable laws or the Company’s rules prohibit a sale. This restriction will apply as long as the Grantee is an Eligible Participant (as defined in the Plan).

(c)  Notwithstanding the foregoing, all of the PSUs will be automatically forfeited by the Grantee if the Grantee causes “Harm” (as defined below) to the Company prior to settlement. For purposes of this Agreement, “Harm” includes, any actions that adversely affect the Company’s financial standing, reputation, or products, or any actions involving personal dishonesty, a felony conviction related to the Company, or any material violation of any confidentiality or non-competition agreement with the Company, as determined in Company’s sole discretion.

(d)  The Company shall have the right to refuse to deliver or transfer any shares of Common Stock under this Agreement if the Company acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

6.  Taxes. The Grantee shall pay to the Company promptly upon request, at the time the Grantee recognizes taxable income in respect of the PSUs, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the PSUs. In lieu of collecting payment from the Grantee, the Company may, in its discretion, withhold a number of shares of Common Stock otherwise deliverable upon settlement of vested PSUs with a fair market value equal to the amount of federal, state and local taxes required to be withheld under tax laws applicable for the Grantee’s taxing jurisdiction (but only up to the maximum amount allowed under such applicable taxing jurisdiction). The Grantee understands that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

7.  Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Grant materials by and among, as applicable, the Company and the Employer for the exclusive purpose of implementing, administering and managing participation in the Plan. The Grantee understands that the Company and any Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Grantee understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s continuous employment and career with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Grantee restricted stock units or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

8.  Definitions. As used in this Agreement:

(a)  “Cause” shall mean the Grantee’s (i) gross negligence, (ii) willful misconduct, (iii) breach of fiduciary duty involving personal profit, (iv) substance abuse, (v) commission of a felony or (vi) any action that constitutes Harm.

(b)  “Code” means the Internal Revenue Code of 1986, as amended.

(c)  “Disability” shall mean the Grantee’s physical or mental condition that renders the Grantee unable to substantially perform for a period of 90 aggregate days (regardless of whether or not continuous) during any 360-day period, Grantee’s regular responsibilities to the Company or the Employer, with or without a reasonable accommodation.

9.  Retained Discretion of the Committee. In applying the vesting criteria applicable to the PSUs, the Committee may adjust ROIC and adjusted earnings per share growth in its sole discretion.

10.  Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

11.  Notices. Any notices required or permitted hereunder shall be addressed to the Company, at its principal offices, or to the Grantee at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

12.  Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Grantee and his personal representatives and beneficiaries.

13.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his personal and legal representatives in respect of any questions arising under the Plan or this Agreement.

14.  Recoupment. The PSUs shall be subject to any clawback or recoupment policies of the Company as in effect from time to time, or as otherwise required by law or the Nasdaq Stock Market Rules.

15.  Section 409A. The PSUs awarded pursuant to this Agreement are intended to be exempt from, or, in the alternative, comply with Code Section 409A. Any reference to a termination of employment shall be construed as a “separation from service” for purposes of Code Section 409A. If, at the time of Grantee’s separation from service (within the meaning of Code Section 409A), (i) the Grantee is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to Section 5(a) of this Agreement but shall instead pay it, without interest, on the first business day after such six-month period or, if earlier, upon the Grantee’s death. Neither the Grantee nor the Company, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement and Schedule A hereto, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A. Each payment of shares of Common Stock upon settlement of the PSUs under this Agreement, and each payment or benefit payable pursuant to the terms of the benefit plans, programs and policies of the Company, shall be considered a separate payment for purposes of Code Section 409A.

16.  No Assignment; Transferability. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be transferable or assignable by the Grantee. No rights granted under the Plan or this Agreement and no PSU granted pursuant to this Agreement shall be transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such PSU has become fully vested and the shares of Common Stock subject to such PSU have been delivered to the Grantee. Notwithstanding anything in this Agreement to the contrary, if the Grantee dies after the PSUs vest and before the shares of Common Stock subject thereto have been delivered to the Grantee, then the shares of Common Stock will instead be delivered to the Grantee’s beneficiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

MIDERA FOOD PROCESSING, INC.

By

Name:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement.

Grantee

[Signature Page to Performance Stock Unit Award Agreement]

Schedule A

PSUs

This Schedule A shall be incorporated in and form a part of the Performance Stock Unit Award Agreement to which this Schedule A is attached (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1.  Performance Goals. Subject to and conditioned upon the Grantee’s continued employment with the Employer through the end of the Performance Period, except as provided in Section 3(b) of the Agreement, the PSUs shall become vested based on the Company’s achievement of ROIC and adjusted earnings per share (“Adjusted EPS”) growth, each as set forth in Table 1 below, as modified by the Company’s relative total shareholder return percentile rank during the Performance Period.

(a)  Adjusted EPS Performance Stock Unit. The Adjusted EPS Performance Stock Units shall conditionally vest based on the achievement of adjusted earnings per share growth as set forth in Table 1 below relating to the Performance Period in an amount equal to (x) the target number of Adjusted EPS Performance Stock Units awarded, multiplied by (y) the Vesting Percentage set forth in Table 1 below based on actual performance for the Performance Period measured against the Adjusted EPS growth goals thereunder; provided, that the number of Adjusted EPS Performance Stock Units earned will be further adjusted based on the Company’s Relative TSR for the Performance Period relative to the companies in the Peer Group as set forth in Table 2 below.

(b)  ROIC Performance Stock Units. The ROIC Performance Stock Units shall conditionally vest based on the achievement of ROIC as set forth in Table 1 below relating to the Performance Period in an amount equal to (x) the target number of ROIC Performance Stock Units awarded, multiplied by (y) the vesting percentage set forth in Table 1 below (the “Vesting Percentage”) based on actual performance for the Performance Period measured against the ROIC goals thereunder; provided, that the number of ROIC Performance Stock Units earned will be further adjusted based on the Company’s Relative TSR for the Performance Period relative to the companies in the Peer Group as set forth in Table 2 below.

(c)  Relative TSR Modifier. The result of the calculation of Adjusted EPS Performance Stock Units and the ROIC Performance Stock Units, in each case, as obtained in Table 1 below shall be multiplied by the Relative TSR Modifier as set forth in Table 2 below based on the Company’s Relative TSR for the Performance Period to determine the total payout of the ROIC Performance Stock Units and Adjusted EPS Performance Stock Unit.

2.  Calculation of Performance. Table 1 below sets forth the ROIC and Adjusted EPS growth goals and the corresponding Vesting Percentage, together with the percentage of threshold, target, target plus and maximum, with respect to ROIC Performance Stock Units and Adjusted EPS Performance Stock Unit, respectively, that may vest, not to exceed in the aggregate [260]% of the total number of shares of PSUs awarded pursuant to the Agreement and subject to the application of the Relative TSR Modifier in Table 2. The attainment of the specified ROIC and Adjusted EPS growth goals and the Relative TSR Modifier as of the end of the Performance Period to which such goals relate shall be determined by the Committee after the audited results are available for such Performance Period, but in no event later than March 15th following the year which includes the last day of the Performance Period, except as otherwise provided in the Agreement. For purposes of the Agreement, the target number of Adjusted EPS Performance Stock Units awarded to the Grantee is [●], the target number of ROIC Performance Stock Units awarded to the Grantee is [●]. Subject to the application of the Relative TSR Modifier set forth in Table 2 below, the actual performance must meet or exceed the threshold percentage goal of ROIC set forth in Table 1 below or the threshold percentage goal of Adjusted EPS growth set forth in Table 1 below, in each case, for the Performance Period in order for any portion of the ROIC Performance Stock Units or Adjusted EPS Performance Stock Unit, respectively, to vest. The maximum number of PSUs that may vest based on achievement at the maximum level of the performance goals after application of the Relative TSR Modifier is [260]% of the target number of PSUs granted under the Agreement. The Grant is in an amount of PSUs equal to the maximum number of PSUs that may vest pursuant to this Agreement and this Schedule A, an amount which is equal to [●] PSUs. Except as otherwise provided in the Agreement, any ROIC Performance Stock Units or Adjusted EPS Performance Stock Units that do not become vested pursuant to paragraphs 1 or 2 above, respectively, shall be immediately forfeited, effective as of the end of the Performance Period, without any further action of the Company and without any consideration being paid therefor, subject to Section 3(b) of the Agreement, as applicable. The actual number of ROIC Performance Stock Units or Adjusted EPS Performance Stock Units that become vested hereunder shall be rounded up to the nearest whole unit.

Performance Tables

TABLE 1

ROIC for Performance Period	Adjusted EPS Growth for Performance Period	Vesting Percentage (of Target)
[ ]% (Threshold)	[ ]% (Threshold)	[50]%
[ ]% (Target)	[ ]% (Target)	[100]%
[ ]% (Target Plus)	[ ]% (Target Plus)	[150]%
[ ]% (Maximum)	[ ]% (Maximum)	[200]%

TABLE 2

Relative TSR Modifier

TSR Performance	Payout Modifier
Below 25th Percentile	[ ]X
25th to 75th Percentile	[ ]X
Above 75th Percentile	[ ]X

3.  Determination of Performance Goals. ROIC and Adjusted EPS growth shall be determined in the discretion of the Committee administering the Plan in accordance with the accounting records of the Company. The Relative TSR Modifier will be determined based on the Company’s Relative TSR Percentile Rank for the Performance Period, in accordance with Table 2 hereof.

The determination of ROIC for the Performance Period is calculated as follows: (a) adding together the sum of the relevant metric for each fiscal year of the Performance Period and then (b) dividing such sum by the number of fiscal years in the Performance Period. The result of this calculation will be the ROIC.

The determination of Adjusted EPS growth for the Performance Period is calculated as follows, (a) the cumulative average annual growth rate achieved during the final fiscal year of the Performance Period as compared with (b) the fiscal year end results for the fiscal year immediately preceding the Performance Period. It is calculated by using the formula for cumulative average growth rate, which is calculated by (i) taking the Adjusted EPS for the final fiscal year of the Performance Period divided by the Adjusted EPS for the fiscal year immediately preceding the Performance Period, (ii) raising it to the power of 1/n where n is the number of years in the Performance Period (which is 3) and (iii) subtracting 1 from that sum. The Adjusted EPS growth is expressed as a percentage. For example, if Adjusted EPS in the base year is $[  ] and Adjusted EPS for the final fiscal year of the Performance Period is $[  ], Adjusted EPS growth would be [  ]%.

The Committee shall have the authority to make appropriate adjustments to the ROIC and Adjusted EPS growth goals and determination of the Relative TSR Modifier in its sole discretion, including, without limitation, to reflect the impact of any extraordinary items not reflected in such goals.

4.  Interpolation of Results. If the actual amount of ROIC or Adjusted EPS growth for the Performance Period as determined by the Committee is in between two of the numbers in Table 1, the resulting Vesting Percentage shall be derived by interpolating between the two relevant, adjacent numbers in the row corresponding to the ROIC or Adjusted EPS growth result, respectively. There is no linear interpolation between TSR percentile ranks.

5.  Definitions.

For purposes of this Schedule A, the following terms have the following meanings:

(a)  “Beginning Stock Price” with respect to any company means the average of the closing prices of such company’s stock for each of the sixty (60) trading days ending on (and including) the day immediately prior to the first day of the Performance Period.

(b)  “Ending Stock Price” with respect to any company means the average of the closing prices of such company’s stock for each of the sixty (60) trading days ending on (and including) the last day of the Performance Period.

(c)  “Peer Group” means the companies included in the Company’s peer group as reported in the Company’s most recent annual proxy statement as of the Date of Grant. A company in the Peer Group may be changed in the Committee’s sole discretion with consideration of the companies included in the Company’s peer group as reported in the Company’s most recent annual proxy statement immediately prior to the end of the Performance Period.

(d)  “Performance Period” means the three (3) fiscal year period beginning on the first day of the fiscal year in which the Date of Grant occurs.

(e)  “Relative TSR” means the percentile rank of the TSR of the Company relative to the TSR of the companies in the Peer Group, in each case, for the Performance Period, equal to the product of (i) the quotient of (a) the numeric rank of Company’s TSR relative to the Peer Group, where the lowest TSR in the Peer Group is ranked number 1, and (b) the total number of companies in the Peer Group plus 1, rounded to the nearest hundredth, and (ii) 100.

(f)  “Return on Invested Capital” or “ROIC” means adjusted net operating profit after tax for a fiscal year period divided by average invested capital for the same fiscal year period, as determined in the discretion of the Committee administering the Plan in accordance with the accounting records of the Company.

(g)  “TSR” as of a given date means the percentage change in the value of the Company’s Common Stock from the Beginning Stock Price to the Ending Stock Price calculated as the quotient of (i) (a) the applicable Ending Stock Price minus the applicable Beginning Stock Price, plus (b) dividends paid with respect to a record date occurring during the Performance Period, divided by (ii) the applicable Beginning Stock Price.

Schedule B

See attached.